Exhibit 99.1

Q1 2017 Shareholder Letter

Dear Shareholders,

For 2017, we have many overarching goals to achieve and I would like to discuss three of them with you in this letter; Growth, Bench Strength, and Foundation.  I will also discuss how they pertain to our financial performance and how we as a company will parlay those goals into positive benefits in Q2-Q4 2017.

To the untrained eye, our Q1 2017 financial statements don't make a huge positive impression. However, when you take a closer look, what you begin to see is the building of a solid foundation and the fundamentals of the business start to look very positive!

Growth:  In Q1, we saw record revenues.  Our revenue grew from $1.78m in Q4 2016 to $2.45m in Q1 2017.  This came primarily from the acquisition of Horizon Well Testing and our commitment to the oil field services industry.  Management believes we will add robust revenue in Q3 and Q4 of 2017, and we expect to fully implement a broader strategy with that subsidiary over the next 12 months.  It's a strategy that will take us from our current base of servicing only Oklahoma to servicing a broader reach into Texas as well.

 The real sweet spot for Alpine 4 in 2017 will be growth in several sectors of our current industry base.  We anticipate growth coming both organically from our current subsidiaries and from the acquisition of new companies.  It is very likely that we will obtain annualized revenue between $35m and $71m by the end of 2017.
Bench Strength:  In 2016 and 2017, we were able to add three new executives to our team; Mr.Terry Protto, VP of Portfolio Management, Mr. Robert Porter the new President of Horizon Well Testing and Mr. David Schmitt our CFO.  Mr. Protto brings C-level Fortune 500 experience with him to assist myself in running our subsidiary companies.  His presence is greatly needed for the growth we are planning for 2017 and 2018.  Mr. Rob Porter brings 39 years of experience in the oil and gas industry, including drilling completion, and production. Mr. Porter has also lead several start-up companies through their growth phase into profitable long term companies. Finally, the addition of Mr. David Schmitt allowed me to bifurcate my role as CEO/CFO and has allowed me to be more focused on my CEO duties.  When I began my search for a new CFO, I had three qualities I was seeking.   I like my CFO's to be scorekeepers, cops, and equally important, I like my CFO's to be deal makers.  Most CFO's only possess the first two characteristics and lack the insight and internal drive to be a solution finder in a deal.  But, the great CFO's of the world possess all three.  I am very glad to say that Mr. Schmitt possesses all three of the very important characteristics.

Foundation:  All companies of fortitude and success need a foundation to build upon.   2017 has seen our asset base grow from just a few hundred thousand dollars in 2015 to $16.5m in 2017.  These assets represent a multitude to different classifications and show a growing sign of positive direction.

What we built in Q1 2017 has paved the road for more growth, success and profitability in 2017.
Positive Equity: Management believes that we will begin to change our negative equity position on the balance sheet starting in the 3rd Quarter 2017.  This will come as we are able to generate consistent net profits and continue on with our acquisition strategy of other companies.   As a side comment, with the acquisition of just one to two more of the companies we are currently conducting due diligence on, Alpine 4 should move from a negative equity position to a positive equity position.

Earning a Profit: In Q1 2017, Alpine 4 generated record revenue of $2.45m resulting in a loss for the period of $537K, with sales from all three of our subsidiaries contributing to our record earnings.  Most of the loss associated with Q1 2017 came from one primary but distinct reason, which was a result of the mobilization oil field services company Horizon Well Testing to service sites they work in.  Those mobilization costs will continue into Q2 and should start to generate profitable business in Q3 and Q4.

Alpine 4 is anticipating to generate its first positive net earnings in Q3 2017, and believes the remainder of 2017 will also produce positive net earnings.  This will be an important milestone for Alpine 4 and will enable us as a company to accomplish many of the growth goals we want to achieve.

2017 Annual Shareholder Meeting/Event

Alpine 4 will be hosting its 2017 Annual Shareholder Meeting Saturday October 14th 2017.  The event location is yet to be determined.  This meeting will have two primary functions.  First, it will be a traditional annual shareholder meeting where voting and business matters can be discussed with the Board of Directors and myself.  Second, it will be an expo of our subsidiaries where our shareholders will have an ability to have an in-depth understanding of the essence of Alpine 4.  We know it will be a great time for all!

RSVP and Proxy Statements will be mailed to all shareholders of record by August 25th 2017.

In closing, this year has seen some speed bumps in our goals but the overall picture of the company is progressing down a road that we feel will not only drive value for our shareholders, and employees but also attract new investors to Alpine 4.

Best regards,

Kent B. Wilson
CEO / President

Forward-Looking Statements:
 The information disclosed in this press release is made as of the date hereof and reflects Alpine 4 most current assessment of its historical and future financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Alpine 4 believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Alpine 4 disclaims any intention or obligation to update the forward-looking statements for subsequent events.